Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Signs Agreement to Acquire Spanish Nonwovens Business Tesalca-Texnovo

Acquisition to Expand PGI’s Leadership in Global Hygiene Market and Increase Capabilities in
Medical and Industrial Segments in Europe

For Immediate Release

Nov 2, 2009

[Charlotte, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) (PGI) today announced it has signed a definitive agreement to acquire the Barcelona, Spain-based Tesalca-Texnovo nonwovens businesses from Grupo Corinpa, S.L. in a two-phase process. The purchase is expected to close by the end of November, subject to customary closing conditions.

In conjunction with the transaction, PGI and Grupo Corinpa will initiate a long-term partnership that includes share ownership by Grupo Corinpa in PGI and representation on the PGI board of directors.

The businesses will be operated as a new wholly owned subsidiary (PGI Spain) and will have in excess of 50,000 metric tonnes of combined capacity. The acquisition furthers PGI’s strategy of strengthening its position as the global leader in the hygiene market by increasing its presence in Europe, the world’s largest volume market, and bringing it into new markets in Western Europe and Northern Africa where Tesalca-Texnovo has a strong customer base.  After the consummation of the transaction, PGI’s global spunlaid capacity will be in excess of 285,000 metric tonnes.

Texnovo was founded in 1989 as a family-owned private business focused on the industrial segments and the Tesalca business operations were added a decade later to supply the hygiene and medical segments. With approximately 280 total employees and combined 2008 annual sales of approximately $87 million, Tesalca-Texnovo is the only organization that manufactures spunbond polypropylene nonwoven materials in Spain and is a leader in the European market.

The Tesalca-Texnovo operations are headquartered in Barcelona and operate two plants in Tarragona, Spain on the same property, with six Reifenhauser Reicofil lines serving the hygiene, medical and industrial/agricultural segments.

“This acquisition will give us a larger platform for growth in this part of the world and will further our strategy to be the global hygiene leader,” said Veronica (Ronee) Hagen, PGI’s chief executive officer. “The Tesalca-Texnovo business is a good fit with our hygiene, medical and industrial businesses, and will allow us to leverage our global customer relationships and operational excellence.”

“Through this transaction, the Tesalca-Texnovo businesses will grow under the ownership of a large, globally recognized premier nonwovens producer,” Jose Durany, managing director of

Tesalca-Texnovo and member of Grupo Corinpa S.L., said. “This will be a good union between companies with similar goals. We look forward to being long-term partners with PGI.”

Jaime Carreras will become the general manager of the new PGI Spain upon closing of the transaction. He has been with Tesalca-Texnovo for over 20 years and has been general manager for Tesalca-Texnovo running daily operations since 2007.

The interests of Grupo Corinpa S.L. were represented by Jose Durany and Juan Pich-Aguilera Roca.   Durany was responsible for starting the Tesalca hygiene business in 1999 and has provided senior leadership to the business since then.   Durany will become special consultant to PGI to ensure a smooth transition of the acquisition and to provide on-going insight and leadership advice to the PGI board of directors regarding the European market.

The transaction is anticipated to be completed via a two-phase process.  In Phase I, PGI will purchase the working capital and operations of the business of Tesalca-Texnovo in exchange for common stock equal to a 5.0 percent ownership stake in PGI.  If certain criteria are met, Phase II of the transaction would include the purchase of the remaining assets of Tesalca-Texnovo in exchange for an additional 1.75 percent common stock ownership stake and the assumption or repayment of debt of the business.

About PGI

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and

Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For financial inquiries, please contact:

Dennis Norman

Vice President - Strategy & Corporate Development

(704) 697-5186

normand@pginw.com

For media inquiries, please contact:

Cliff Bridges

Global Marketing and HR Communications Director

(704) 697-5168

bridgesc@pginw.com

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